CERTIFICATE OF DESIGNATIONS,
               PREFERENCES, RIGHTS AND LIMITATIONS
                               OF
                    SERIES D PREFERRED STOCK
                               OF
                   SK TECHNOLOGIES CORPORATION

     SK TECHNOLOGIES CORPORATION (hereinafter referred to as the "Company"), a corporation organized and existing under the General Corporation Law of the State of Delaware, does hereby certify:
     That, pursuant to authority conferred upon the Board of Directors by the Certificate of Incorporation, as amended, of the Company, and pursuant to the provisions of Section 151 of the Delaware Corporation Law, said Board of Directors, by consent effective as of June 15, 1999, duly adopted a resolution providing for the issuance of a series of 3,000 shares of Series D Redeemable Preferred Stock, $.001 par value, at $1,000 per share, which resolution is as follows:
RESOLVED, that pursuant to the authority expressly granted and invested in the Board of Directors of this Company in accordance with the provisions of its Certificate of Incorporation, as amended, a series of preferred stock of the Company be and hereby is given the distinctive designation of "Series D Preferred
Stock" (hereinafter referred to as the "Series D
Preferred Stock"), said series to consist of 3,000 shares of par value $.001 per share Preferred Stock, of which the preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof shall be as follows:

1.    Cash Dividends on Series D Preferred Stock
     (a) The holders of the Series D Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors out of earnings of the Company, cumulative cash dividends at the annual rate of 8% (based upon $1,000 per share value). Such dividends shall be payable annually on the 15th day of June in each year for the prior fiscal year ending March 31. If the dividend on the Series D
Preferred Stock for any dividend period shall not have been paid or set apart in full for such Series D Preferred
Stock, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before any dividend shall be paid or set apart for payment of any class of Common Stock of the Company. Accumulation of dividends of the Series D Preferred Stock shall not bear interest.

     (b) Cash dividends for the Series D Preferred Stock shall commence to accrue from the date of issue of such shares of Series D Preferred Stock.

2.    Voting Rights.
      In addition to any voting rights provided by law, the Series D Preferred Stock shall vote together with the Common Stock on all actions to be voted on by the Stockholders of the Company. Each share of Series D
Preferred Stock shall entitle the Record Holder to 1,000 votes per each share of Series D Preferred Stock. The
Record Holders of the Series D Preferred Stock shall be entitled to notice of any Stockholders meeting in accordance with the Company's by-laws.

3. Priority of Series D Preferred Stock in the Event of a Dissolution.
     In the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or otherwise, after payment or provision for payment of debts and the liabilities of the Company, the holders of Series D Preferred Stock shall be entitled to receive, out of the net assets of the Company, in cash, an amount equal to 105% of the amount paid for the Series D Preferred
Stock, plus an amount equal to all dividends accrued and unpaid on each such share up to the date fixed for distribution, before any distribution shall be made to the holders of any class of Common Stock of the Company.

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
4.     Redemption of Series D Preferred Stock.

     (a) The Series D Preferred Stock shall be redeemable, in whole or in part, at the option of the Company by resolution of its Board of Directors, at any time and from time to time on or after two years from the date of issuance of such Series D Preferred Stock at $1,050 per share, plus accrued and unpaid dividends to the date of redemption, upon giving the notice hereinafter provided.

     (b) In the event that less than the entire amount of
Series D Preferred Stock outstanding is redeemed at any one time, the shares to be redeemed shall be selected by lot in a manner to be determined by the Board of Directors of the Company. Not less than 30 no more than 60 days prior to the date fixed for redemption of the Series D Preferred
Stock or any part thereof, a notice specifying the time and place thereof shall be given by mail to the holders of record of the shares of Series D Preferred Stock selected
for redemption at the respective addresses as the same
shall appear on the stock records of the Company, but no
failure to mail such notice or any defect therein or in the mailing thereof shall effect the validity of the proceedings for redemption.  Any notice which was mailed in
the manner herein provided shall be conclusively presumed
to have been duly given whether or not the holder receives
the notice.  Upon such redemption date, or such earlier
date as the Board of Directors shall designate for payment
of the redemption price (unless the Company shall default
on the payment of the redemption price set forth in such notice), the holders of the shares of Series D Preferred
Stock selected for redemption and to whom notice has been
duly given shall cease to be stockholders with respect to
such shares and shall have no interest in or claim against
the Company by virtue thereof and shall have no right with respect to such shares except the right to receive the monies payable upon such redemption from the Company or otherwise, with interest thereon, upon surrender and endorsement, if required by the Company, of the certificates, and the shares represented thereby shall no
longer deem to be outstanding.  Upon redemption or
conversion of the Series D Preferred Stock in the manner
set out herein, or upon purchase of Series D Preferred
Stock by the Company, the Series D Preferred Stock so
acquired by the Company shall be cancelable and shall not
be reissued.
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
     IN WITNESS WHEREOF, the undersigned have caused its corporate seal to be affixed and this Certificate to be executed by its President and Secretary as of the 28th day of July, 1999.
Attest:                         SK TECHNOLOGIES CORPORATION

/s/ Susan Fedderman             By: /s/ Calvin S. Shoemaker
Susan Fedderman, Secretary        Calvin S. Shoemaker, President

STATE OF FLORIDA      )
                      )SS:
COUNTY OF PALM BEACH  )

     The foregoing instrument was acknowledged before me this 28th day of July, 1999, by Calvin S. Shoemaker, President, and
Susan Fedderman, Secretary, of SK Technologies Corporation, a
Delaware corporation, on behalf of the Company.

                         /s/ Sharon Lee Jaschinski
                            Notary Public
                            State of Florida
                            My Commission Expires: Oct. 11, 1999










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